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                                                FILED PURSUANT TO RULE 424(B)(3)
                                                   OF THE SECURITIES ACT OF 1933
                                                    REGISTRATION NO. 33-71502-01

                                ANNUAL APPENDIX

ANNUAL APPENDIX DATED
APRIL 15, 1998 TO
PROSPECTUS DATED NOVEMBER 19, 1993, AS
SUPPLEMENTED THROUGH MARCH 17, 1998

                 Discover(R) Card Master Trust I, Series 1993-2

              5.40% Class A Credit Card Pass-Through Certificates
              5.75% Class B Credit Card Pass-Through Certificates

                            Greenwood Trust Company
                      Master Servicer, Servicer and Seller

     The following updates the Prospectus dated November 19, 1993, as supplemented (the "Prospectus"), used by Dean Witter Reynolds Inc. ("DWR"), Dean Witter International Ltd ("DWIL"), Morgan Stanley & Co. Incorporated ("MS & Co."), and Morgan Stanley International Limited ("MSIL") in connection with offers and sales of the Class A Certificates and the Class B Certificates in market-making transactions in which any of DWR, DWIL, MS & Co., or MSIL acts as principal.

     FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE INVESTOR CERTIFICATES, SEE "RISK FACTORS" ON PAGE
8. ALL REFERENCES TO "SPECIAL CONSIDERATIONS" SHALL BE REPLACED WITH REFERENCES TO "RISK FACTORS."

1.   GENERAL

     References in the Prospectus to Discover Card Services, Inc. ("DCSI") are replaced by references to NOVUS Services, Inc. ("NSI").

     References in the Prospectus to Trustee will mean U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association), its successors and assigns.

     On May 31, 1997, Dean Witter, Discover & Co., and Morgan Stanley Group Inc. consummated their previously announced merger. Dean Witter, Discover & Co., the indirect parent of Greenwood Trust Company, is the surviving corporation in the merger and will continue its corporate existence under the name "Morgan Stanley Dean Witter & Co." ("MSDW").






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     DWR, MS & Co., MSIL and DWIL are wholly-owned subsidiaries of MSDW.  The accompanying Prospectus and Prospectus Supplement may be used by DWR, MS & Co., MSIL, DWIL and other affiliates of MSDW in connection with offers and sales of the securities described therein in the course of their businesses as broker-dealers. DWR, MS & Co., MSIL, DWIL and such other affiliates may act as principal or agent in such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. None of DWR, MS & Co., MSIL, DWIL or any such other affiliates is obligated to make a market and each may discontinue any market-making activities at any time without notice.

     Twenty-one series of investor certificates in Group One and one series of investor certificates in Group Two have been issued by the Trust and are currently outstanding. See "Annex A -- Other Series" for a summary of the terms of the other series of investor certificates issued by the Trust and currently outstanding.

2.   REPORTS TO INVESTOR CERTIFICATEHOLDERS

     Delete the first sentence under the heading "Reports to Investor Certificateholders" on page 3 of the Prospectus and replace with the following:

           Monthly and annual reports containing information concerning the Trust and the Series of Investor Certificates offered hereby, prepared by the Master Servicer, will be made available to Certificate Owners free of charge upon request by calling 302-323-7130, extension 328.

3.   RISK FACTORS

     a. Delete the text on pages 8-10 relating to "Consumer Protection Laws and Regulations" and substitute the following:

           Consumer Protection Laws and Regulations. The Accounts and the Receivables are subject to numerous federal and state consumer protection laws and regulations that impose requirements on the making and enforcement of consumer loans. Such laws, as well as any new laws or new rulings regarding new or existing laws that may be adopted, may adversely affect the Servicer's ability to collect on the Receivables or maintain previous levels of monthly periodic finance charges, and failure by the Servicer to comply with such requirements could adversely affect the Servicer's ability to collect the Receivables. Greenwood has agreed in the Pooling and Servicing Agreement that if a Receivable was not created in compliance in all material respects with all requirements of laws applicable to it with respect to such Receivable, and if such noncompliance continues beyond a specified cure period and has a material adverse effect on the interest of the Trust in all the Receivables, Greenwood will repurchase all Receivables in the Accounts containing the Receivables affected by such noncompliance. See "Description of the Investor Certificates -- Repurchase of Specified Receivables." It is not anticipated that the Trustee will make any examination of the Receivables or the records relating thereto for the purpose of establishing the presence or absence of defects in the Accounts, or for any other purpose. See "Certain Legal Matters Relating to the Receivables -- Consumer Protection Laws and Debtor Relief Laws Applicable to the Receivables."



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           Consumer Protection Laws and Regulations; Litigation.  Greenwood is
      involved from time to time in various legal proceedings that arise in the ordinary course of its business. Greenwood does not believe that the resolution of any of these proceedings will have a material adverse effect on Greenwood's financial condition or on the Receivables. There can be no assurance, however, regarding any of these effects.

     b. Delete the first two full paragraphs on page 10 and substitute the following:

           Legislation. The Competitive Equality Banking Act of 1987 ("CEBA") contains provisions that limit the ability of nonbanking companies, such as MSDW and NOVUS, to own banks. However, the legislation permits any nonbanking company that owned a bank on March 5, 1987 to retain control of the bank. MSDW and NOVUS are permitted to retain control of Greenwood under this legislation. CEBA provides that if MSDW, NOVUS or Greenwood fails to comply with certain statutory restrictions, MSDW and NOVUS will be required to divest control of Greenwood or to limit its activities significantly. Greenwood believes, however, that in light of the programs it has in place, the limitations of CEBA will not have a material impact on Greenwood's ability to service, or maintain the level of, the Receivables. In addition, future federal or state legislation, regulation or interpretation of federal or state legislation or regulation could adversely affect the business of Greenwood or the relationship of MSDW or NOVUS with Greenwood. See "The Seller -- Greenwood."

     c. Delete the text on pages 10-11 under the heading "Competition in the Credit Card Industry" and substitute the following:

           Competition in the Credit Card Industry. The credit card industry in which the Discover Card competes is highly competitive. This competition focuses on features and other financial incentives of credit cards such as annual fees, finance charges, late payment fees, overlimit charges, rebates and other enhancement features. The market includes bank-issued credit cards (including "co-branded" cards issued by banks in cooperation with industrial, retail or other companies) and charge cards issued by travel and entertainment companies. The vast majority of the bank-issued credit cards bear the Visa or MasterCard service mark and are issued by the many banks that participate in one or both of the national bank card networks operated by Visa U.S.A. Inc. and MasterCard International Incorporated. The Visa and MasterCard associations have been in existence for approximately thirty years. Cards bearing their service marks have worldwide acceptance by merchants of goods and services and recognition by consumers and the general public. Co-branded credit cards, which offer the cardholder certain benefits relating to the industrial, retail or other business of the bank's co-branding partner (e.g., credits towards purchases of airline tickets or rebates for the purchase of an automobile), currently represent a rapidly growing segment of the bank-issued credit card market. The majority of travel and entertainment cards are issued by American Express Company, which has been issuing cards since 1958. Travel and entertainment cards differ in many cases from bank cards in that they generally have no pre-established credit limits and have limited provisions for repayment in installments. American Express Company, through a subsidiary bank, also issues cards with both a pre-established credit limit and provisions for repayment in installments.



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           The Discover Card was introduced nationwide in 1986 and competes with general purpose credit cards issued by other banks and with travel and entertainment cards. Greenwood currently is the only issuer of the Discover Card. Greenwood has also issued, and may from time to time introduce, additional general purpose credit, charge and financial transaction cards; however, none of the accounts associated with these cards is included in the Discover Card Portfolio.

           Many bank credit card issuers have instituted balance transfer programs. Generally, under these transfer programs, cardholders are offered a favorable annual percentage rate or other financial incentives for a specified length of time on any portion of their account balances arising from the transfer to their accounts of outstanding account balances maintained on another credit card. The annual percentage rates for balance transfers often are more favorable to cardholders than the annual percentage rates for account balances arising from purchases or cash advances.

           This competition affects Greenwood's ability to obtain applicants for Discover Card accounts, to encourage usage of the accounts by cardmembers and to obtain participation in the Discover Card program by service establishments. A significant adverse change in any of these factors could result in a decrease in the level of the Receivables, and of the receivables in the Discover Card Portfolio. If there is a decrease in the level of Receivables, and if sufficient receivables in Additional Accounts are not available to be added to the Trust or are not added, an Amortization Event could result, causing the commencement of the Amortization Period. See "Risk Factors -- Payments and Maturity" and "Description of the Investor Certificates -- Amortization Events."

           MSDW, the indirect owner of Greenwood, generally has a strategy of issuing additional card products as appropriate in the marketplace. For example, Greenwood issues the Private Issue(R) Card, certain co-branded credit cards, and expects that from time to time additional general purpose credit card products will be introduced through Greenwood or other MSDW subsidiaries in order to attract additional consumers. The introduction of a new general purpose credit card product by any market competitor poses incremental competition for Discover Card and for other credit card issuers. Although Greenwood currently does not expect that the issuance of any new card by Greenwood or another MSDW subsidiary will have a materially greater impact on the Discover Card program than the introduction of a comparable product by any other market competitor, no assurance can be given with respect to the future competitive impact of such programs on the Discover Card Portfolio.

     d. Delete the text on pages 11-12 under the heading "Ability to Change Terms of the Accounts" and substitute the following:

           Ability of Greenwood to Change Terms of the Accounts. Pursuant to the Pooling and Servicing Agreement, Greenwood does not transfer Accounts to the Trust, but only the Receivables arising in the Accounts. As owner of the Accounts, Greenwood has the right to determine the periodic finance charges applicable from time to time to the Accounts, to alter the minimum monthly payment required under the Accounts, to change the credit limit with respect to the Accounts and to change various other terms with



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      respect to the Accounts.  A decrease in the periodic finance charges or other fees with respect to an Account could decrease the Series Finance Charge Collections, which would decrease the effective yield on the Receivables and could also cause the commencement of the Amortization Period, as well as decreased protection to Investor Certificateholders against shortfalls in Certificate Interest and against charged-off Receivables. In addition, an increase in credit limits could result in increases in Charged-Off Amounts, which could result in a decrease in the level of the Receivables, and of the receivables in the Discover Card Portfolio. If there is a decrease in the level of Receivables, and if sufficient Receivables in Additional Accounts or sufficient Participation Interests are not available to be added to the Trust or are not added, an Amortization Event could result, causing the commencement of the Amortization Period. See "Description of the Investor Certificates -- Distributions of Collections and Application of Collections and Certain Other Amounts" and "-- Amortization Events."

           The Pooling and Servicing Agreement provides that the Servicer must administer, process and enforce the Accounts in accordance with its customary and usual servicing procedures for servicing credit accounts comparable to the Accounts and in accordance with its Credit Guidelines. Each Seller also must agree that the terms governing an Account will not be changed unless the change is also made to the terms of other accounts of such Seller of the same general type, obligors of which are resident in a particular affected state or similar jurisdiction. There can be no assurance that any such change may not affect the Accounts to a greater or lesser degree than other such accounts. Except as set forth above, there are no restrictions on the ability of any Seller to change the terms of the Accounts or the Receivables.

           There can be no assurance that changes in applicable laws, changes in the marketplace or prudent business practice might not result in a determination by Greenwood to take actions that would result in other changes in the terms of some or all of the Greenwood Discover Card Accounts.

     e. Delete the third full paragraph on page 12 and substitute the following:

           Basis Risk. In general, accounts in the Discover Card Portfolio accrue periodic finance charges at variable rates based upon factors such as the prevailing prime rate, the amount of a cardmember's annual purchases and his or her payment status (although certain account balances may accrue periodic finance charges at fixed rates, in most instances for specified periods of time). See "The Accounts -- Billing and Payments." As a result, a significant portion of the Receivables currently bear interest at the prevailing prime rate plus a margin, while the Class A Certificates bear interest at the fixed rate of 5.40% and the Class B Certificates bear interest at the fixed rate of 5.75%. If there is a decline in the prime rate, the amount of Series Finance Charge Collections may be reduced, which could cause the commencement of the Amortization Period or result in either shortfalls of Certificate Interest or losses to the Investor Certificateholders. See "Description of the Investor Certificates -- Amortization Events."



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4.    THE DISCOVER CARD BUSINESS

      Delete the text under the heading "The Discover Card Business" on pages 15-18 and substitute the following:

      GENERAL

           The Receivables that Greenwood has conveyed to the Trust pursuant to the Pooling and Servicing Agreement were generated from transactions made by holders of the Discover(R) Card, a general purpose credit and financial services card. The Receivables conveyed to the Trust on the Initial Closing Date and thereafter included only receivables arising under accounts in the Discover Card Portfolio, although receivables arising under accounts not included in the Discover Card Portfolio may be added to the Trust at a later date. See "The Trust -- Addition of Accounts" in the Prospectus. All references to the Discover Card in this section entitled "The Discover Card Business" relate exclusively to the Discover Card issued by Greenwood. With the exception of the small number of Discover Card Corporate Cards issued by an affiliate of Greenwood, Greenwood is the sole issuer of credit cards bearing the DISCOVER service mark. Greenwood has also issued, and may from time to time introduce, additional general purpose credit cards.

           The Discover Card was first issued in regional pilot markets in September 1985, and national distribution began in March 1986. The Discover Card issued by Greenwood affords cardmembers access to a revolving line of credit. The card can be used to purchase merchandise and services from participating service establishments. The number of service establishments that accept the Discover Card has continued to increase. For the 12 months ended November 30, 1997, approximately 405,000 new service establishments were enrolled. The Discover Card can also be used to obtain cash advances at automated teller machines and at certain other locations throughout the United States. Cash advances can also be obtained by means of checks written by cardmembers and drawn against their accounts. As of November 30, 1997, there were 34.5 million Discover Card accounts with 43.4 million cardmembers. The Discover Card issued by Greenwood may only be used for personal, family or household purposes due to banking statutes applicable to Greenwood. See "The Seller -- Greenwood" in the Prospectus.

           Each Discover Cardmember is subject to account terms and conditions that are uniform from state to state. See "The Accounts -- Billing and Payments." In all cases, the agreement governing the terms and conditions of the account (the "Cardmember Agreement") permits Greenwood to change the credit terms, including the rate of the periodic finance charge and the fees imposed on accounts, upon prior notice to cardmembers. Each Discover Card account is assigned a credit limit when the account is opened. Thereafter, individual credit limits may be increased or decreased, at Greenwood's discretion, from time to time. The credit limits on Discover Card accounts generally range from $1,000 to $6,000, although on occasion higher or lower limits may be authorized. Effective March 1, 1998, a cardmember will not be granted cash advances that exceed, in the aggregate, an amount equal to 50% of such cardmember's credit limit.



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           There are additional features and services offered with the Discover
      Card accounts. One is the Cashback Bonus(R), in which Greenwood annually pays cardmembers a percentage of their purchase amounts, ranging up to one percent, based on their annual purchases. This amount is remitted to cardmembers in the form of a check or a credit to the cardmember's account. No such amounts will be paid from the property of the Trust. Another feature offered with the Discover Card accounts is a variable rate of periodic finance charges applied to a cardmember's account balance (except in certain limited circumstances) based on the prevailing prime rate plus a margin, the amount of such cardmember's purchases and the cardmember's payment history. See "The Accounts -- Billing and Payments." Greenwood also offers cardmembers money market deposit accounts, called Discover Saver's Accounts, and time deposits, called Discover Card CDs. These deposit products offer competitive rates of interest and are insured by the FDIC. To differentiate the Discover Card in the marketplace, Greenwood from time to time tests and implements new offers, promotions and features of the Discover Card.

           Greenwood, either directly, through its processing arrangements with its affiliate, NSI, or through processing agreements with credit card processing facilities of unaffiliated third parties, performs all the functions required to service and operate the Discover Card accounts. These functions include new account solicitation, application processing, new account fulfillment, transaction authorization and processing, cardmember billing, payment processing, cardmember service and collection of delinquent accounts. There are currently multiple geographically dispersed operations centers maintained by Greenwood or NSI for servicing cardmembers. An additional operations center is maintained for processing accounts that have been charged-off as uncollectible.

           NSI has established arrangements with service establishments to accept the Discover Card and other credit, charge and financial transaction cards that carry the NOVUS(R) logo for cash advances and as the means of payment for merchandise and services. Greenwood contracts with NSI to have cards issued by Greenwood (including the Discover Card) accepted at those establishments. The ability to generate new receivables requires locations where the Discover Card can be used. NSI employs a national sales and service force to maintain and increase the size of its service establishment base. Additional operations centers that currently are maintained by NSI are devoted primarily to providing customer service to service establishments. The service establishments that accept the Discover Card encompass a wide variety of businesses, including local and national retail establishments and specialty stores of all types, quick service food establishments, governments, restaurants, medical providers and warehouse clubs, and many leading airlines, car rental companies, hotels, petroleum companies and mail order companies.

      CREDIT-GRANTING PROCEDURES

           Accounts in the Discover Card Portfolio have been solicited by various techniques and have undergone credit review to establish that the cardmembers meet standards of stability and ability and willingness to pay. Principally, the accounts have been solicited (i) via "pre-selected" direct mail or telemarketing, (ii) by "take-one" applications



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      distributed in many service establishments that accept the Discover Card and (iii) with various other programs targeting specific segments of the population. Solicitations have been supported by general broadcast and print media advertising. Potential applicants who are sent pre-selected solicitations have met certain credit criteria relating to their previous payment patterns and longevity of account relationships with other credit grantors. Since September 1987, all lists have been pre-screened though credit bureaus before mailing. Pre-screening is a process by which an independent credit reporting agency evaluates the lists of names supplied by Greenwood against credit-worthiness criteria supplied by Greenwood that are intended to provide a general indication, based on available information, of the stability and of the willingness and ability of such persons to repay their obligations; the credit bureaus return to Greenwood only the names of those persons meeting these criteria. Applicants who respond to such pre-selected solicitations are subject to a subsequent screening upon receipt of their completed applications, to ensure that such individuals continue to meet selection and credit criteria. Applications that are not pre-selected are evaluated by using credit-scoring systems (statistical evaluation models that assign point values to credit information regarding applications). The credit-scoring systems used by Greenwood are based on the credit-scoring systems developed by a scoring model vendor. Certain applications not approved under the credit-scoring systems are reviewed by credit analysts. Any such application as to which a credit analyst recommends approval is processed in Greenwood's main office in New Castle, Delaware by senior bank review analysts and may be approved by them.

           As owner of the Greenwood Discover Card Accounts, Greenwood has the right to change its credit-scoring criteria and credit-worthiness criteria. Greenwood's application procedures and credit-scoring systems are regularly reviewed and modified to reflect Greenwood's actual credit experience with Discover Card account applicants and cardmembers as such historical information becomes available. Greenwood believes that refinements of these procedures and systems since the inception of the Discover Card program have helped it to manage and predict its credit losses, although there can be no assurance that these refinements will not cause increases in credit losses in the future. Relaxation of credit standards typically results in increases in Charged-Off Amounts, which, under certain circumstances, may result in a decrease in the level of the Receivables, and of the receivables in the Discover Card Portfolio. If there is a decrease in the level of Receivables, and if sufficient Additional Accounts or Participation Interests are not available to be added to the Trust or are not added, an Amortization Event could result, causing the commencement of the Amortization Period. In addition, an increase in Charged-Off Amounts without an offsetting increase in Finance Charge Receivables could result in an Amortization Event, causing the commencement of the Amortization Period.

      COLLECTION EFFORTS

           Efforts to collect past-due Discover Card account receivables currently are made primarily by collections personnel of NSI or Greenwood. Under current practice, Greenwood includes a request for payment of past-due amounts on the monthly billing statement of all accounts with such amounts. Accounts with past-due amounts also receive a written notice of late fee charges on their statements and an additional request



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      for payment after any monthly statement which includes a past-due amount.
      Collection personnel generally initiate telephone contact with cardmembers within 30 days after any portion of their balance becomes past due. In the event that initial telephone contacts fail to elicit a payment, Greenwood continues to contact the cardmember by telephone and by mail. Greenwood also may enter into arrangements with cardmembers to waive finance charges, late fees and principal due, and extend or otherwise change payment schedules. The current policy of Greenwood is to recognize losses and to charge off an account at the end of the sixth full calendar month after a payment amount is first due if payment of any portion of that amount has not been received by such time, except in cases of bankruptcy, where an uncollectible balance may be charged off earlier. In general, after an account has been charged off, collections personnel of NSI or Greenwood make attempts to collect all or a portion of the charged-off account for a period of approximately four months. If those attempts are unsuccessful, the charged-off account is generally placed with one or more collection agencies for a period of approximately a year or, alternatively, Greenwood may commence legal action against the cardmember, including legal action for the attachment of property or bank accounts of the cardmember or the garnishment of the cardmember's wages. Greenwood and the Trust may also sell their respective interests in charged-off accounts and the related receivables to third parties, either before or after collection efforts have been attempted. In addition, under special circumstances, a limited number of Charge-Off Accounts may, subject to Rating Agency consent, be removed from the Trust; proceeds from sales of any such Removed Accounts and then related receivables will not be included in the assets of the Trust.

           Under the terms of the Pooling and Servicing Agreement, any recoveries received on Charged-Off Accounts (including the proceeds of sales of receivables in Charged-Off Accounts by the Trust, but excluding any such proceeds with respect to any Removed Accounts) are included in the assets of the Trust and are treated as Finance Charge Collections. Recoveries on Charged-Off Accounts initially are lower than the level of recoveries for the Discover Card Portfolio because charged-off accounts were not included as Accounts as of the Account Selection Date. Greenwood believes that, over time, the level of recoveries as a percentage of the Receivables in the Trust will increase to more closely approximate the level of recoveries in the Discover Card Portfolio, although the extent of such increase cannot be predicted. There can be no assurance that the level of recoveries for the Trust will ever equal the level of recoveries for the Discover Card Portfolio. Similarly, any addition of Additional Accounts to the Trust will cause a temporary reduction in the level of recoveries as a percentage of the Receivables in the Trust because no Additional Accounts will be charged-off accounts at the time of their addition to the Trust.

           The credit granting, servicing and charge-off policies and collection practices of Greenwood may change over time in accordance with Greenwood's business judgment and applicable law. See "Description of the Investor Certificates -- Adjustments to Receivables" in the Prospectus and "The Accounts -- Composition of the Accounts" and "-- Summary Current Delinquency Information" and "Composition and Historical Performance of the Discover Card Portfolio -- Composition of the Discover Card Portfolio."



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5.   THE ACCOUNTS

     a. Add the following as the first paragraph under the subheading "General" on page 18:

     The Receivables in the Accounts as of March 1, 1998 totaled
$20,006,241,003. The Accounts had an average balance of $890 and an average credit limit of $4,675 as of March 1, 1998.

     b. Delete the text under the subheading "Billing and Payments" on pages 18-20 and substitute the following:

           All Discover Card accounts have the same billing and payment structure. Monthly billing statements are sent by Greenwood to each cardmember with an outstanding debit balance. Discover Card accounts are grouped into multiple billing cycles for operational purposes. Each billing cycle has a separate monthly billing date at which time the activity in the related accounts during the period of approximately 28 to 34 days ending on such billing date is processed and billed to cardmembers. The Accounts include accounts in all billing cycles.

           Each Discover cardmember with an outstanding debit balance in his or her Discover Card account must generally make a minimum payment equal to 1/48th of the new balance on the account at the end of the billing cycle for the account (prior to February 1996, 1/36th), rounded to the next higher whole dollar amount, but not less than $10 or the entire balance, whichever is less, plus any amount that is past due. Under certain circumstances, the minimum payment is reduced by amounts paid in excess of the minimum payment due during the previous three months and not already so applied. From time to time, Greenwood has offered and may continue to offer cardmembers with accounts in good standing the opportunity to skip the minimum monthly payment, while continuing to accrue periodic finance charges, without being considered to be past due. Although these practices are not expected to have a material adverse effect on the Investor Certificateholders, Collections may be reduced during any period in which Greenwood offers cardmembers the opportunity to skip the minimum monthly payment. A cardmember may pay the total amount due at any time. Greenwood also may enter into arrangements with delinquent cardmembers to extend or otherwise change payment schedules, and to waive finance charges, late fees and principal due.

           Greenwood imposes periodic finance charges on Discover Card account balances at fixed and variable annual percentage rates. Periodic finance charges on purchases, cash advances and balance transfers are calculated on a daily basis, subject to a grace period that essentially provides that periodic finance charges are not imposed if the cardmember pays his or her entire balance each month. In general, periodic finance charges on purchases, cash advances and balance transfers are based on a prime rate plus a margin (currently 8.9% to 13.9%), subject to certain minimum rates currently ranging from 12.9% to 19.8%. The rates imposed on individual Discover Card accounts are based on purchase activity and payment status. In addition, in connection with programs for new cardmembers, for balance transfers, and for other promotional purposes, certain Discover Card account balances may accrue periodic finance charges at lower fixed rates for a specified period of time. Balances remaining from transactions posted to accounts in billing cycles beginning prior to February 1993 also accrue periodic finance charges at fixed rates.

           In addition to periodic finance charges, Greenwood may impose certain other charges and fees on Discover Card accounts. Greenwood currently charges a cash advance transaction fee equal to 2.5% of each new cash advance, with a minimum fee of $3.00 per transaction. Greenwood also currently charges a $20 late fee on Discover Card accounts each time a payment has not been made by the required due date, a $20 fee for balances exceeding a cardmember's credit limit as of the close of such cardmember's monthly billing cycle, a $20 fee for any payment check returned unpaid and a $20 fee for Discover Card cash advance, balance transfer or other promotional checks that are returned by Greenwood due to insufficient credit availability. See "Risk Factors -- Consumer Protection Laws and Regulations," "-- Payments and Maturity" and "-- Ability of the Seller to Change Terms of the Accounts" in the Prospectus.

           The yield on the Accounts depends on changes in the prime rate over time and in cardmember account usage and payment performance, none of which can be predicted, as well as the extent to which balance transfer offers and special promotion offers are made and accepted, and the extent to which Greenwood changes the terms of the Cardmember Agreement. Reductions in the yield could, if sufficiently large, cause the commencement of the Amortization Period or result in either shortfalls of Certificate Interest or losses to the Investor Certificateholders as the result of charged-off Receivables and there can be no assurance regarding any of these effects. See "Risk Factors -- Basis Risk."

      c. Delete the text under the heading "Composition of the Accounts" on pages 20-21 and substitute the following:

      COMPOSITION OF THE ACCOUNTS

           Information concerning the composition of the Accounts is set forth below. Information concerning the composition and historical performance of the accounts in the Discover Card Portfolio is set forth under "Composition and Historical Performance of the Discover Card Portfolio."

           Geographic Distribution. As of March 1, 1998, the five states with the largest Receivables balances were as follows:

      STATE                                PERCENTAGE OF TOTAL
      -----                                   RECEIVABLES
                                         BALANCE IN THE ACCOUNTS
                                         -----------------------
      California...............................  11.7%
      Texas....................................   9.3%
      New York.................................   6.8%
      Florida..................................   5.9%
      Illinois.................................   4.8%

           Credit Limit Information. Credit limit information as of March 1, 1998 with respect to the Accounts is summarized as follows:

                                       RECEIVABLES     PERCENTAGE OF
                                       OUTSTANDING   TOTAL RECEIVABLES
      CREDIT LIMIT                       (000)'S        OUTSTANDING
                                       ------------ --------------------
      Less than or equal to $1,000.00  $   383,445           1.9%
      $1,000.01 to $2,000.00.........  $ 2,908,360          14.5%
      $2,000.01 to $3,000.00.........  $ 3,012,781          15.1%
      Over $3,000.00.................  $13,701,655          68.5%
                                       -----------  --------------------
      Total..........................  $20,006,214         100.0%
                                       ===========  ====================

           Seasoning. As of March 1, 1998, 84.0% of the Accounts were at least 24 months old. The distribution of the age of Accounts as of March 1, 1998 was as follows:

                                                 PERCENTAGE   PERCENTAGE
      AGE OF ACCOUNTS                           OF ACCOUNTS  OF BALANCES
                                                -----------  -----------
      Less than 12 Months......................      4.8%         4.0%
      12 to 23 Months..........................     11.2%        11.7%
      24 to 35 Months..........................     16.6%        17.5%
      36 Months and Greater....................     67.4%        66.8%
                                                -----------  -----------
      Total....................................    100.0%       100.0%
                                                ===========  ===========

      For a discussion of the potential effects of seasoning on the performance of the Accounts, see "Risk Factors -- Effects of the Selection Process, Seasoning and Performance Characteristics."

           Summary Current Delinquency Information. Current delinquency information as of March 1, 1998 with respect to the Accounts is summarized as follows:

                                                AGGREGATE
                                                BALANCES    PERCENTAGE
      PAYMENT STATUS                             (000'S)    OF BALANCES
      --------------                           -----------  -----------
      Current................................  $17,287,757      86.4%
      1 to 29 Days...........................  $ 1,193,271       6.0%
      30 to 59 Days..........................  $   561,303       2.8%
      60 to 89 Days..........................  $   346,830       1.7%
      90 to 119 Days.........................  $   262,444       1.3%
      120 to 149 Days........................  $   176,252       0.9%
      150 to 179 Days........................  $   178,566       0.9%
                                                            -----------
      Total..................................  $20,006,241     100.0%
                                                            ===========

6.   COMPOSITION AND HISTORICAL PERFORMANCE OF THE DISCOVER CARD PORTFOLIO

     a. Delete the text under the heading "General" on page 21 and substitute the following:

           Except to the extent specifically identified as relating to the Accounts, all of the information describing the composition and historical performance of Discover Card accounts reflects the composition and historical performance of the Discover Card Portfolio, and not that of the Accounts. A limited number of Discover Card accounts were opened pursuant to credit scoring criteria materially different from the credit scoring criteria generally used for Discover Card accounts. These accounts have been segregated from the rest of the Discover Card Portfolio and are not reflected in the information contained herein. None of these accounts is included in the Trust. Greenwood has no statistical or other basis for determining the effects, if any, of the selection process, although Greenwood has no reason to believe that the Accounts will not be representative of the Discover Card Portfolio in any material respect. There can be no assurance, however, that the Accounts have performed or will perform similarly to the Discover Card Portfolio. There also can be no assurance that the historical performance of the Discover Card Portfolio will be representative of its performance in the future. See "The Accounts Billing and Payments," "Risk Factors -- Basis Risk" and "-- Effects of the Selection Process, Seasoning and Performance Characteristics." For additional discussion of economic factors affecting the performance of the Discover Card Portfolio, see "Risk Factors -- Social, Legal and Economic Factors."

     b. Delete the text under the heading, "Composition of Discover Card Portfolio" and ending before the heading "Payment of the Investor Certificates" located on pages 21-24 and substitute the following:

     COMPOSITION OF DISCOVER CARD PORTFOLIO

           Geographic Distribution. The Discover Card Portfolio is not concentrated geographically. As of November 30, 1997, the five states with the largest receivables balances were as follows:

      STATE                                    PERCENTAGE OF TOTAL
      -----                                       RECEIVABLES
                                             BALANCE IN THE ACCOUNTS
                                             -----------------------
      California................................      11.3%
      Texas.....................................       9.3%
      New York..................................       6.7%
      Florida...................................       5.9%
      Illinois..................................       5.0%

           No other state accounted for more than 5% of the total receivables balance of the Discover Card Portfolio as of November 30, 1997.

           Credit Limit Information. Credit limit information as of November 30, 1997 with respect to the Discover Card Portfolio is summarized as follows:

                                       RECEIVABLES       PERCENTAGE OF
                                       OUTSTANDING    TOTAL RECEIVABLES
      CREDIT LIMIT                       (000)'S         OUTSTANDING
                                       -----------  --------------------
      Less than or equal to $1,000.00  $   528,792           1.8%
      $1,000.01 to $2,000.00.........  $ 4,088,654          13.7%
      $2,000.01 to $3,000.00.........  $ 3,927,544          13.2%
      Over $3,000.00.................  $21,207,550          71.3%
                                       -----------  --------------------
      Total..........................  $29,752,540         100.0%
                                       ===========  ====================

           Seasoning. As of November 30, 1997, 84.5% of the accounts in the Discover Card Portfolio were at least 24 months old. The distribution of the age of accounts in the Discover Card Portfolio as of November 30, 1997 was as follows:

                                                PERCENTAGE   PERCENTAGE
      AGE OF ACCOUNTS                           OF ACCOUNTS  OF BALANCES
                                               ------------  -----------
      Less than 12 Months.....................       6.6%         5.0%
      12 to 23 Months.........................       8.9%         9.3%
      24 to 35 Months.........................      11.7%        12.4%
      36 Months and Greater...................      72.8%        73.3%
                                                -----------  -----------
      Total...................................     100.0%       100.0%
                                                ===========  ===========

           Summary Yield Information. The annualized aggregate monthly yield for the Discover Card Portfolio is summarized as follows:

                                                  YEAR ENDED DECEMBER 31,
                      ELEVEN MONTHS ENDED    ---------------------------------
                       NOVEMBER 30, 1997       1996       1995          1994
                      --------------------   -------      --------    --------
Aggregate Monthly
Yield(1)
Excluding
Recoveries(2)...........    18.19%            17.72%        16.95%     16.65%
Including
Recoveries(3)...........    18.90%            18.20%        17.39%     17.07%

------------------------
(1) Monthly Yield is calculated by dividing Monthly Finance Charges billed by beginning monthly balance. Monthly Finance Charges include periodic finance charges, cash advance item charges, late fees, and, as of March 1, 1996, overlimit fees, but exclude certain other items such as annual membership fees, if any, which are included in Finance Charge Receivables. Aggregate Monthly Yield is the average of Monthly Yields annualized for each period shown.

(2) Monthly Yield excluding any recoveries received with respect to charged-off accounts.

(3) Monthly Yield including recoveries received with respect to charged-off accounts. Recoveries received with respect to Charged-Off Accounts (including the proceeds of sales of receivables in Charged-Off Accounts by the Trust, but excluding any such proceeds with respect to any Removed Accounts) are included in the Trust and are treated as Finance Charge Collections. However, the level of recoveries for the Trust will initially be lower than the level of recoveries for the Discover Card Portfolio because charged-off accounts were not included in the Accounts selected for inclusion in the Trust. The level of recoveries on Additional Accounts will also initially be lower than the level of recoveries for the Discover Card Portfolio because charged-off accounts will not be included in Additional Accounts selected for inclusion in the Trust. Greenwood believes that, over time, the level of recoveries on the Accounts (including on any Additional Accounts), as a percentage of the Receivables in the Trust will increase to more closely approximate the level of recoveries in the Discover Card Portfolio, although the extent of such increase cannot be predicted and may be limited by removals of Charged-Off Accounts from the Trust and there can be no assurance that the level of recoveries for the Trust will ever equal the level of recoveries for the Discover Card Portfolio.

           Summary Current Delinquency Information. Current delinquency information as of November 30, 1997 with respect to the Discover Card Portfolio is summarized as follows:

                                                        AGGREGATE
                                                        BALANCES     PERCENTAGE
      PAYMENT STATUS                                     (000'S)    OF BALANCES
      --------------                                   -----------  -----------
      Current......................................... $25,546,310      85.8%
      1 to 29 Days.................................... $ 2,194,931       7.4%
      30 to 59 Days................................... $   658,518       2.2%
      60 to 89 Days................................... $    66,870       1.6%
      90 to 119 Days.................................. $   353,093       1.2%
      120 to 149 Days................................. $   294,001       1.0%
      150 to 179 Days................................. $   238,817       0.8%
                                                       -----------  -----------
        Total..................................        $29,752,540     100.0%
                                                       ===========  ===========

           Summary Historical Delinquency Information. Historical delinquency information with respect to the Discover Card Portfolio is summarized as follows:



                                                                      AVERAGE OF TWELVE MONTHS ENDED DECEMBER 31,
                         AVERAGE OF ELEVEN MONTHS --------------------------------------------------------------------------------
                         ENDED NOVEMBER 30, 1997             1996                      1995                        1994
                         ------------------------  ------------------------  -------------------------  --------------------------
                         DELINQUENT                DELINQUENT                DELINQUENT                 DELINQUENT
                          AMOUNT                     AMOUNT                    AMOUNT                     AMOUNT
                         (000'S)    PERCENTAGE(1)   (000'S)   PERCENTAGE(1)   (000'S)    PERCENTAGE(1)    (000'S)    PERCENTAGE(1)
                         ---------- -------------  ---------- -------------  ----------  -------------  ----------   -------------
30-59 Days........       $  743,464     2.6%       $  680,645     2.7%       $  568,382      2.6%        $405,942         2.2%
60-89 Days........       $  432,410     1.5%       $  361,992     1.4%       $  276,821      1.3%        $193,582         1.1%
90-179 Days......        $  803,204     2.8%       $  593,661     2.3%       $  403,134      1.8%        $282,080         1.5%
                         ----------     ----       ----------     ----       ----------      ----        --------         ----
     Total.......        $1,979,078     6.9%       $1,636,298     6.4%       $1,248,337      5.7%        $881,604         4.8%
                         ==========     ====       ==========     ====       ==========      ====        ========         ====

           For a discussion of economic factors affecting the performance of the Discover Card Portfolio, including delinquencies, see "Risk Factors -- Social, Legal and Economic Factors."

_______________________
(1) The percentages are the result of dividing Delinquent Amount by Average Receivables Outstanding for the applicable period. Delinquent Amount is the average of the monthly ending balances of delinquent accounts during the periods indicated. Average Receivables Outstanding is the average of the monthly average amount of receivables outstanding during the periods indicated.

           Summary Charge-Off Information. Charge-off information with respect to the Discover Card Portfolio is summarized as follows:


                                                         ELEVEN MONTHS               YEAR ENDED DECEMBER 31,
                                                             ENDED           --------------------------------------
                                                       NOVEMBER 30, 1997          1996         1995         1994
                                                       -----------------     -----------   -----------  -----------
                                                                                 (DOLLARS IN THOUSANDS)
     Average Receivables
     Outstanding(1).....................................   $28,403,076       $25,542,718   $22,031,829  $18,464,611
     Gross Charge Offs..................................   $ 1,891,601       $ 1,458,450   $   923,836  $   680,487
     Gross Charge-Offs as a Percentage of
     Average Receivables Outstanding (2)................      7.27%             5.71%         4.19%        3.69%

           For a discussion of economic factors affecting the performance of the Discover Card Portfolio, including charge-offs, see "Risk Factors -- Social, Legal and Economic Factors."

_________________________

(1) Average Receivables Outstanding is the average of the monthly average amount of receivables outstanding during the periods indicated.

(2) Recoveries with respect to charged-off Receivables (including the proceeds of sales of receivables in Charged-Off Accounts by the Trust, but excluding any such proceeds with respect to any Removed Accounts) are property of the Trust and are treated as Finance Charge Collections.

           Summary Payment Rate Information(1). The monthly rate of payments in the Discover Card Portfolio is summarized as follows:


                                                        ELEVEN MONTHS      YEAR ENDED DECEMBER 31,
                                                            ENDED          ------------------------
                                                      NOVEMBER 30, 1997    1996      1995      1994
                                                      -----------------    ----      ----      ----
     Average Monthly Payment Rate(2).................       14.51%         15.24%    16.20%    16.65%
     High Monthly Payment Rate.......................       16.31%         18.08%    18.97%    17.89%
     Low Monthly Payment Rate........................       12.41%         13.33%    13.67%    15.16%

-------------------------
(1) Monthly Payment Rate is calculated by dividing monthly cardmember remittances by the cardmember receivable balance outstanding as of the beginning of the month.

(2) Average Monthly Payment Rate for a period is equal to the sum of individual monthly payment rates for the period divided by the number of months in the period.

     c. Delete the second paragraph under "Payment of the Investor Certificates" located on page 24 and substitute the following:

           The Accounts' actual yield, charge-off rate and monthly payment rate, and the amount of outstanding Principal Receivables in the Trust, will depend on a variety of factors, including, without limitation, seasonal variations, extensions and other modifications of payment terms, availability of other sources of credit, general economic conditions and consumer spending and borrowing patterns. Accordingly, there can be no assurance that the payment of principal will be sufficient to reduce the Class Invested Amount for each of the Class A Certificates and the Class B Certificates to zero on the Class A Expected Final Payment Date and the Class B Expected Final Payment Date, respectively. The Series Supplement provides that an Amortization Event will occur on any Distribution Date on which the three-month rolling average Series Excess Spread is less than zero and the three-month rolling average Group Excess Spread is less than zero. "Series Excess Spread" for any Distribution Date equals (a) the sum of Series Finance Charge Collections, Series Yield Collections, Series Additional Investor Funds and any Class Investment Income for any Class of the Series minus (b) the sum of (i) the amount of Certificate Interest for each Class of such Series, (ii) the Investor Servicing Fee,
      (iii) the product of the Series Percentage with respect to the Charged-Off Amount and the Charged-Off Amount and (iv) the Credit Enhancement Fee, in each case for the Distribution Date. "Group Excess Spread" for any Distribution Date is the sum of the Series Excess Spreads for each Series in the Group. See "Description of the Investor Certificates -- Allocations, Reallocations and Subordination of Collections" and "-- Amortization Events."

           The three-month rolling average Group Excess Spread Percentage for Group One has declined from 4.57% for the Distribution Date in March 1997 to 2.86% for the Distribution Date in March 1998, primarily as a result of increases in the Charged-Off

      Amount. "Group Excess Spread Percentage" for any Distribution Date is the product of (a) the Group Excess Spread for such Distribution Date divided by the sum of the Series Investor Interests for each Series in Group One and (b) twelve. The three-month rolling average Series Excess Spread Percentage for Series 1993-1 for the Distribution Date in March 1998 was 3.49%. "Series Excess Spread Percentage" for any Distribution Date is the product of (a) the Series Excess Spread for such Distribution Date divided by the Series Investor Interest and (b) twelve. If an Amortization Event were to occur because of further declines in Group Excess Spread, deficiencies in Series Excess Spread or otherwise, the payment of principal to Investor Certificateholders may commence earlier than the applicable Class Expected Final Payment Date and the final principal payment with respect to the Investor Certificates may be made earlier or later than such Class Expected Final Payment Date. If deficiencies in Series Excess Spread cause the Available Subordinated Amount or the Available Shared Credit Enhancement Amount to be reduced to zero, shortfalls of Certificate Interest or Investor Losses -- which could cause Investor Certificateholders to receive principal payments in an aggregate amount that is less than the Series Initial Investor Interest -- could result.

7.   THE TRUST

     Delete the first and second paragraphs under "Formation of the Trust" located on page 25 and substitute the following:

           The property of the Trust includes the Receivables, all monies due or to become due thereunder, all proceeds of the Receivables, including Collections that may be used by Greenwood or any other Servicer for its own benefit prior to each Distribution Date, all monies on deposit in the Investor Accounts, Participation Interests included in the Trust, if any, any additional funds that may be added to the Trust from time to time, any Credit Enhancement and any interest rate swap, currency swap or interest rate cap or other interest rate protection agreements with respect to any outstanding series of investor certificates. Pursuant to the Pooling and Servicing Agreement, Greenwood has the right, and in some circumstances the obligation, to designate Additional Accounts, which may be Greenwood Discover Card accounts or credit accounts originated by Greenwood or an affiliate of Greenwood, to be included as Accounts, or to add Participation Interests to the Trust, subject to certain conditions. See "-- Addition of Accounts." In addition, Greenwood has the right, subject to certain conditions, to designate Accounts for removal from the Trust. See "-- Removal of Accounts."

8.   DESCRIPTION OF THE INVESTOR CERTIFICATES

     a. Delete the first and second full sentences in the first paragraph on page 34 under "Reallocation of Series Investor Percentage of Collections Among Series in Group One" and substitute the following:

           Series 1993-2 is included in the "Group One" group of series. In addition to the series already outstanding, additional series in Group One or in other Groups are expected to be issued by the Trust from time to time in the future. Series 1993-2 will be eligible to receive reallocated Collections from any other Group One series issued by the Trust that provides for such reallocations. The Master Servicer may from time to time, subject to certain conditions, move Series 1993-2, and any other series, from one Group to another Group. See "Description of the Investor Certificates -- Reallocation of Series Among Groups".

           Series that are in their Amortization Periods or Early Accumulation Periods, if applicable, will not be entitled to receive any reallocated Principal Collections from other series.

     b. Delete Section (37) under "Distribution of Collections and Application of Collections and Certain Other Amounts" on page 42 and substitute the following:

           (37) If there are one or more other outstanding series included in Group One that provide for the reallocation of excess Collections, excess Principal Collections with respect to each such series (i.e., all Principal Collections during such series' Revolving Period and all Principal Collections in excess of the amount required to fund or pay Certificate Principal with respect to such series during such series' Accumulation Period, Controlled Liquidation Period, Amortization Period or Early Accumulation Period, as applicable) also will be deposited into the Group One Principal Collections Reallocation Account. During the Accumulation Period only, any remaining shortfall in funding the portion of the Principal Distribution Amount that is allocable to Class A, to an amount equal to the product of (i) a fraction the numerator of which is the amount of the remaining shortfall and the denominator of which is the sum of the portion of such shortfalls allocated to the class designated by the letter A of all series included in Group One that provided for such reallocation and that are in their Accumulation Period or Controlled Liquidation Period, as applicable and (ii) the amount on deposit in the Group One Principal Collections Reallocation Account, will be withdrawn from such account and deposited into the Series Principal Funding Account.

9.   THE SELLER

     a. Delete the text under the heading "Greenwood" on page 64 and substitute the following:

           Greenwood is a wholly-owned subsidiary of NOVUS and an indirect subsidiary of MSDW. Greenwood was acquired by NOVUS in January 1985. Greenwood was chartered as a banking corporation under the laws of the State of Delaware in 1911, and its deposits are insured by the FDIC. Greenwood is not a member of the Federal Reserve System. The executive office of Greenwood is located at 12 Read's Way, New Castle, Delaware 19720. In addition to the experience obtained by Greenwood in the bank card business since 1985, a majority of the senior management of the credit, operations and data processing functions for the Discover Card at Greenwood and NSI has had extensive experience in the credit operations of other credit card issuers. NSI performs sales and marketing activities, provides operational support for the Discover Card program and maintains merchant relationships.

           By virtue of the enactment of CEBA, there are certain limitations placed on Greenwood, including a requirement that Greenwood not engage in activities in which it was not engaged as of March 5, 1987. Since its acquisition by NOVUS, as a result of these and earlier limitations, Greenwood has not engaged in the business of making commercial loans. See "Risk Factors -- Legislation." Greenwood believes that in light of the programs it has in place, the limitations of CEBA will not have a material impact on the level of the Receivables or on Greenwood's ability to service the Receivables.

     b. Add at the end of the last sentence of the first paragraph under the subheading "Insolvency-Related Matters" on page 64:

           In addition, the Federal Deposit Insurance Corporation, if appointed as conservator or receiver for Greenwood, has the power under the Federal Deposit Insurance Act, as amended, to repudiate contracts, including contracts of Greenwood such as the Pooling and Servicing Agreement. The Federal Deposit Insurance Act, as amended, provides that a claim for damages arising from the repudiation of a contract is limited to "actual direct compensatory damages." In the event the Federal Deposit Insurance Corporation were to be appointed as conservator or receiver of Greenwood and were to repudiate the Pooling and Servicing Agreement, then the amount payable out of available collateral to the Certificateholders could be lower than the outstanding principal and accrued interest on the Certificates. In a 1993 case involving the repudiation by the Resolution Trust Corporation, which has ceased to exist as of December 31, 1995 (the Federal Deposit Insurance Corporation has taken over its responsibilities), of certain secured zero-coupon bonds issued by a savings association, a United States federal district court held that "actual direct compensatory damages" in the case of a marketable security meant the market value of the repudiated bonds as of the date of repudiation.

10.  CERTAIN LEGAL MATTERS RELATING TO THE RECEIVABLES

     a. Delete the second sentence under the heading "Consumer Protection Laws and Debtor Relief Laws Applicable to the Receivables" on page 66 and substitute the following:

           Such laws and regulations include the Federal Truth-in-Lending Act and Fair Credit Billing Act (and the provisions of the Federal Reserve Board's Regulation Z issued under each of them), Equal Credit Opportunity Act (and the provisions of the Federal Reserve Board's Regulation B issued thereunder), Fair Credit Reporting Act and Fair Debt Collection Practices Act.

     b. Delete the first full paragraph on page 67 relating to "Consumer Protection Laws and Debtor Relief Laws Applicable to the Receivables."

11.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     a. Delete the text under the heading "Certain Federal Income Tax Consequences" on pages 67-73 and substitute the following:

     GENERAL

           The following summary of certain anticipated federal income tax consequences of the purchase, ownership and disposition of the Investor Certificates is based on the advice of Latham & Watkins ("Tax Counsel") as counsel to Greenwood. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury Regulations and judicial and administrative rulings and decisions ("Current Law"). There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any legislative, judicial or administrative changes or interpretations may or may not be retroactive and could affect tax consequences to Investor Certificateholders.

           The summary does not purport to deal with all aspects of federal income taxation that may affect particular Investor Certificateholders in light of their individual circumstances, and, except for certain limited discussions of particular topics, is not intended for Investor Certificateholders subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax-exempt organizations, financial institutions, broker-dealers and investors that have a functional currency other than the United States dollar or hold their Investor Certificates as part of a hedge, straddle or conversion transaction). PROSPECTIVE INVESTOR CERTIFICATEHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF INVESTOR CERTIFICATES.

      TAX TREATMENT OF THE INVESTOR CERTIFICATES AS INDEBTEDNESS

           Tax Counsel has advised Greenwood that, in their opinion, although the matter is not free from doubt, under Current Law the Investor Certificates will be treated as indebtedness of Greenwood for federal income tax purposes. Such opinion is based, in part, upon (i) the expressed intent of Greenwood to treat the Investor Certificates for federal, state and local income and franchise tax purposes as indebtedness secured by the Receivables and other assets held in the Trust, (ii) the commitment of each Investor Certificateholder, by the acceptance of an Investor Certificate, similarly to treat the Investor Certificates for federal, state and local income and franchise tax purposes as indebtedness, (iii) Tax Counsel's conclusion that the federal income tax treatment of the Investor Certificates should be determined based on the economic substance of the arrangement created by the Pooling and Servicing Agreement, the Series Supplement and the Credit Enhancement Agreement and (iv) Tax Counsel's analysis of such economic substance. There can be no assurance, however, that the IRS or the courts will agree with the conclusions of Tax Counsel. In that regard, the Pooling and Servicing Agreement and the Series Supplement generally refer to the transfer of the Receivables as a "sale," and Greenwood has informed Tax Counsel (i) that different criteria are used in determining the non-tax accounting treatment of the transaction and (ii) that, for regulatory and financial accounting purposes, Greenwood will treat the transfer of the Receivables under the Pooling and Servicing Agreement and the Series Supplement as a transfer of an ownership interest in the Receivables and not as the creation of a debt obligation. Notwithstanding the foregoing, Greenwood will treat the Investor Certificates as indebtedness for federal, state and local income and franchise tax purposes and the Investor Certificateholders, by acceptance of the Investor Certificates, agree to treat such

      Investor Certificates as indebtedness of Greenwood for federal, state and local income and franchise tax purposes.

           The above discussion is qualified in its entirety by reference to the tax opinion that was filed as an exhibit to the Registration Statement containing the Prospectus to which this Annual Appendix relates. Except for the discussion in "-- Possible Characterization of the Investor Certificates," the following discussion of federal income tax consequences assumes that the Investor Certificates will be treated as indebtedness of Greenwood for federal income tax purposes.

      UNITED STATES INVESTOR CERTIFICATEHOLDERS

           The rules set forth below apply to Investor Certificateholders who are "United States Persons." A "United States Person" is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust (or, under certain circumstances, a trust the income of which is subject to United States federal income taxation regardless of its source).

           Stated Interest on Investor Certificates. Subject to the discussion below, interest paid on the Investor Certificates will be taxable as ordinary income when received or accrued by Investor Certificateholders in accordance with their method of accounting. Generally, interest received on the Investor Certificates will constitute "investment income" for purposes of certain limitations of the Code concerning the deductibility of investment interest expense.

           Original Issue Discount. In general, the excess of the stated redemption price at maturity of the Investor Certificates over their issue price will constitute original issue discount ("OID") unless such excess is within a statutorily-defined de minimis exception.

           If the Investor Certificates are issued with OID, Investor Certificateholders generally will be required to include OID in income for each accrual period in advance of receipt of the cash representing such OID. A holder of a debt instrument issued with OID is required to recognize as ordinary income the amount of OID on the debt instrument as such discount accrues, in accordance with a constant yield method. Under
      Section 1272(a)(6) of the Code, special provisions apply to debt instruments on which payments may be accelerated due to prepayments of other obligations securing those debt instruments or, to the extent provided in Treasury Regulations, by reason of other events. Under these provisions, the computation of OID (and market discount, see "Market Discount") on such debt instruments must be determined by taking into account both the prepayment assumptions used in pricing the debt instrument and the actual prepayment experience. As a result, the amount of OID on such debt instruments that will accrue in any given accrual period may either increase or decrease depending upon the actual prepayment rate. Because no Treasury Regulations have been issued interpreting Section

      1272(a)(6), Investor Certificateholders should consult their own tax advisors regarding the impact of the OID rules in the event the Investor Certificates are issued with OID.

           Market Discount. Investor Certificateholders should be aware that the resale of an Investor Certificate may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily-defined de minimis exception, if an Investor Certificateholder acquires an Investor Certificate at a market discount (i.e., at a price below its stated redemption price at maturity or its revised issue price if it was issued with OID) and thereafter recognizes gain upon a disposition of the Investor Certificate (or disposes of it in certain non-recognition transactions such as a gift), the lesser of such gain (or appreciation, in the case of an applicable non-recognition transaction) or the portion of the market discount that accrued while the Investor Certificate was held by such Investor Certificateholder will be treated as ordinary interest income at the time of the disposition. The market discount rules also provide that an Investor Certificateholder who acquires an Investor Certificate at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry the Investor Certificate until the Investor Certificateholder disposes of the Investor Certificate in a taxable transaction.

           Principal payments on the Investor Certificates will be made monthly during the Amortization Period, if any. An Investor Certificateholder who acquired an Investor Certificate at a market discount would be required to treat as ordinary interest income the portion of any principal payment attributable to accrued market discount on such Investor Certificate.

           An Investor Certificateholder who acquired an Investor Certificate at a market discount may elect to include market discount in income as the discount accrues, either on a ratable basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If an Investor Certificateholder elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on sales, principal payments and certain other dispositions of the Investor Certificates and the deferral of interest deductions on indebtedness related to the Investor Certificates will not apply.

           Amortizable Bond Premium. Generally, if the price or tax basis of an Investor Certificate held as a capital asset exceeds the sum of all amounts payable on the Investor Certificate after the acquisition date (other than payments of qualified stated interest), such excess may constitute amortizable bond premium that the Investor Certificateholder may elect to amortize under the constant interest rate method over the period from the Investor Certificateholder's acquisition date to the Investor Certificate's maturity date. Treasury Regulations specifically exclude debt instruments acquired on or after March 2, 1998 that are subject to Section 1272(a)(6) of the Code from the amortizable bond premium rules contained in such Regulations. See discussion of Section 1272(a)(6) in "-- Original Issue Discount." Amortizable bond premium generally will be treated as an offset to interest income on the Investor Certificate, rather than as a separate interest deduction item subject to the investment interest limitations of the Code. An Investor Certificateholder that elects to amortize bond premium must generally reduce the tax basis in the related Investor Certificate by the amount of bond premium used to offset interest income. If an Investor Certificate purchased at a premium is redeemed in full prior to its maturity, an Investor Certificateholder who has elected to amortize bond premium should be entitled to a deduction for any remaining unamortized bond premium in the taxable year of redemption.

           Sales of Investor Certificates. In general, an Investor Certificateholder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of an Investor Certificate measured by the difference between (i) the amount of cash and the fair market value of any property received (other than the amount attributable to, and taxable as, accrued but unpaid interest) and (ii) the Investor Certificateholder's tax basis in the Investor Certificate (as increased by any OID or market discount previously included in income by the Investor Certificateholder and decreased by any deductions previously allowed for amortizable bond premium and by any payments reflecting principal or OID received with respect to such Investor Certificate).

           Subject to the OID and market discount rules discussed above and to the one-year holding period requirement for long-term capital gain treatment, any such gain or loss generally will be long-term capital gain or loss, provided the Investor Certificate was held as a capital asset. The maximum federal income tax rate applicable to capital gains and ordinary income for corporations is 35%. Moreover, capital losses generally may be used only to offset capital gains. The maximum ordinary federal income tax rate for individuals, estates and trusts is 36% (for married individuals filing joint returns with taxable income in excess of $155,950 ($128,100 for certain unmarried individuals)) whereas the maximum long-term capital gains rate applicable to the sale of an Investor Certificate is 20% for such taxpayers who, at the time of such sale, have held such Investor Certificate for more than 18 months, and 28% for such taxpayers who, at the time of such sale, have held such Investor Certificate for more than one year but not more than 18 months. A further 10% surtax will be imposed on ordinary income of individuals with taxable incomes in excess of $278,450 (for married individuals filing joint returns and for certain unmarried individuals) and estates and trusts with taxable incomes in excess of $8,350 (thereby creating a maximum federal income tax rate for such taxpayers of 39.6%).

      FOREIGN INVESTOR CERTIFICATEHOLDERS

           Set forth below is a general discussion of the United States federal income and estate tax consequences of the purchase, ownership, sale or other disposition of an Investor Certificate by an Investor Certificateholder that, for United States federal income tax purposes, is
      (i) a foreign corporation, (ii) a non-resident alien individual, (iii) a foreign estate or trust or (iv) a foreign partnership, as such terms are defined in the Code (a "non-U.S. Holder"). Some non-U.S. Holders (including certain residents of certain United States possessions or territories) may be subject to special rules not discussed herein.

           Interest (including OID, if any) paid to a non-U.S. Holder of Investor Certificates will not be subject to a required withholding of United States federal income tax provided that (i) such interest payments are effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States and such non-U.S. Holder provides an appropriate statement to such effect, or (ii) (a) the holder is not (1) a "10 percent shareholder" of Greenwood or (2) a "controlled foreign corporation" with respect to which Greenwood is a "related person" within the meaning of the Code and (b) the beneficial owner (and, if relevant, a financial institution on the beneficial owner's behalf) provides an appropriate statement, signed under penalty of perjury, certifying that the beneficial owner of such Investor Certificate is not a United States Person and providing the beneficial owner's name and address. The statement generally must be provided in the year a payment occurs or in either of the two preceding years. For years after 1999, Treasury Regulations specify that the statement must be made on Form W-8 and provided prior to payment.

           A non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the disposition of an Investor Certificate (other than gain attributable to accrued interest or OID, which is addressed in the preceding paragraph); provided that (i) the gain is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder and (ii) in the case of an individual holder, (A) the non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption or (B)(1) the non-U.S. Holder does not have a "tax home" in the United States and (2) the gain is not attributable to an office or other fixed place of business maintained in the United States by the non-U.S. Holder.

           If the interest or gain on an Investor Certificate held by a non-U.S. Holder is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Holder, then the non-U.S. Holder (although exempt from the withholding of tax previously discussed if the non-U.S. Holder provides an appropriate statement) generally will be subject to United States federal income tax on the interest (including OID, if any) or gain at regular federal income tax rates in a similar fashion to a United States Person. See "-- United States Investor Certificateholders." In addition, if the non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

           An Investor Certificate held by an individual who at the time of death is a non-U.S. Holder will not be subject to United States federal estate tax as a result of such individual's death if, immediately before death, (i) the individual was not a "10 percent shareholder" of Greenwood and (ii) interest on such Investor Certificate was not effectively connected with the conduct of a trade or business within the United States by the individual.

           THE FOREGOING DESCRIPTION OF THE POTENTIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S.

      HOLDERS IS NECESSARILY INCOMPLETE. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE FOREGOING MATTERS TO THEM.

      BACKUP WITHHOLDING AND INFORMATION REPORTING

           Information reporting requirements apply to certain payments of principal of and interest on (and the amount of OID, if any, accrued on) an obligation, and to proceeds of certain sales of an obligation before maturity, to certain nonexempt Investor Certificateholders who are United States Persons. Payments to certain entities, including, but not limited to, corporations and financial institutions, are exempt from information reporting. In addition, a backup withholding tax may also apply with respect to such amounts if such Investor Certificateholders fail to provide correct taxpayer identification numbers and other information. The backup withholding tax rate is 31%. Greenwood, or a paying agent or a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding unless the Investor Certificateholder has provided the required certification in the manner prescribed in applicable Treasury Regulations.

           In the case of payments of principal of, and interest on (and the amount of OID, if any, accrued on), Investor Certificates by Greenwood or its paying agents to non-U.S. Holders, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither Greenwood nor its paying agents has actual knowledge that the holder is a United States Person or that the conditions of any other exemption are not in fact satisfied). Payments of the proceeds of the sale of an Investor Certificate to or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States, however, are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is not a United States Person and no actual knowledge that such evidence is false and certain other conditions are met. After 1999, unless exempt from information reporting, such payments may be subject to backup withholding. Payments of the proceeds of a sale to or through the United States office of a broker will be subject to information reporting and backup withholding unless the payee makes appropriate certifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) or an exemption is otherwise established.

           Any amounts withheld under the backup withholding rules from a payment to an Investor Certificateholder will be allowed as a refund or a credit against such Investor Certificateholder's United States federal income tax.

           Recently, the Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. Holders are urged to consult their own tax advisors with respect to these final regulations.

      POSSIBLE CHARACTERIZATION OF THE INVESTOR CERTIFICATES

           The foregoing discussion assumes that the Investor Certificates will be treated as indebtedness of Greenwood for federal income tax purposes. However, although Tax Counsel has opined to such effect, the matter is not free from doubt, and there can be no assurance that the IRS or the courts will agree with Tax Counsel's opinion. If the IRS were to contend successfully that the Investor Certificates are not indebtedness of Greenwood for federal income tax purposes, it could find that the arrangement created by the Pooling and Servicing Agreement and the Series Supplement constitutes a partnership which could be treated as a "publicly traded partnership" taxable as a corporation.

           If the Investor Certificates were treated as interests in a partnership, the partnership in all likelihood would be treated as a "publicly traded partnership." If the partnership were nevertheless not taxable as a corporation (for example, because of an exception for a "publicly traded partnership" whose income is interest that is not derived in the conduct of a financial business), such partnership would not be subject to federal income tax. Rather, the Investor Certificateholders would be required to include in income their share of the income and deductions generated by the assets of the Trust, as determined under partnership tax accounting rules. In such event, the amount, timing and character of the income required to be recognized by an Investor Certificateholder could differ materially from the amount, timing and character thereof if the Investor Certificates were characterized as indebtedness of Greenwood. It also is possible that such a partnership could be subject to tax in certain states where the partnership is considered to be engaged in business, and that the Investor Certificateholders, as partners in such a partnership, could be taxed on their share of the partnership's income in such states.

           In addition, if such a partnership is considered to be engaged in a trade or business within the United States, the partnership would be subject to a withholding tax on distributions to (or, at its election, income allocable to) non-U.S. Holders, and each such non-U.S. Holder would be credited for such non-U.S. Holder's share of the withholding tax paid by the partnership. Moreover, the non-U.S. Holder generally would be subject to United States federal income tax at regular federal income tax rates, and possibly a branch profits tax (in the case of a corporate non-U.S. Holder), as previously described. See "-- Foreign Investor Certificateholders." Further, even if the partnership is not considered to be engaged in a trade or business within the United States, it appears that partnership withholding will be required in the case of any such non-U.S. Holder that is engaged in a trade or business within the United States to which the Investor Certificate income is effectively connected.

           Alternatively, although there may be arguments to the contrary, it appears that if such a partnership is not considered to be engaged in a trade or business within the United States and if income with respect to an Investor Certificate is not otherwise effectively connected with the conduct of a trade or business within the United States by a non-U.S. Holder, the non-U.S. Holder would be subject to United States federal income tax and withholding at a rate of 30% (unless reduced by an applicable treaty) on such non-U.S. Holder's distributive share of the partnership's interest income.

           If the Investor Certificates were treated as interests in a "publicly traded partnership" taxable as a corporation, the income from the assets of the Trust would be subject to federal income tax and tax imposed by certain states where the entity would be considered to have operations at corporate rates, which would reduce the amounts available for distribution to the Investor Certificateholders. See "Certain State Tax Consequences." Under such circumstances, the Investor Certificates may be treated as debt of an entity taxable as a corporation or, alternatively, as equity of such an entity in which latter case interest payments to Investor Certificateholders could be treated as dividends and, if made to non-U.S. Holders, could be subject to United States federal income tax and withholding at a rate of 30% (unless reduced by an applicable tax treaty).

           Finally, the IRS might contend that even though the Class A Certificates are properly classified as debt obligations for federal income tax purposes, the Class B Certificates are not properly classified as such. Under this approach, the Class B Certificates might be viewed as equity interests in an entity (such as Greenwood or a joint venture consisting of Greenwood and the Class B Certificateholders), with the Class A Certificates treated as debt obligations of such entity. If such an entity were characterized as a partnership not taxable as a corporation, the entity would not be subject to federal income tax, although the Class B Certificateholders would be subject to the tax consequences previously described with respect to interests in a partnership that is not taxable as a corporation. Alternatively, if such an entity were characterized as a "publicly traded partnership" taxable as a corporation, the tax liability on the income of the entity might, in certain circumstances, reduce distributions on both the Class A Certificates and the Class B Certificates, and the Class B Certificateholders would be subject to the tax consequences previously described with respect to interests in a "publicly traded partnership" taxable as a corporation. In addition, any non-U.S. Holder of a Class A Certificate who is the actual or constructive owner of 10% or more of the outstanding principal amount of the Class B Certificates may be treated as a "10 percent shareholder." See "-- Foreign Investor Certificateholders."

           Based on Tax Counsel's advice as to the likely treatment of the Investor Certificates for federal income tax purposes, Greenwood and the Trust will not attempt to cause the arrangement created by the Pooling and Servicing Agreement and the Series Supplement to comply with the federal or state income tax reporting requirements applicable to partnerships or corporations. If such arrangement were later held to constitute a partnership or corporation, the manner of bringing it into compliance with such requirements is unclear.

           Prospective Investor Certificateholders should consult their own tax advisors as to the risk that the Investor Certificates will not be treated as indebtedness of Greenwood, and the possible tax consequences of potential alternative treatments.

12.  CERTAIN STATE TAX CONSEQUENCES

     Delete the text under the heading "Certain State Tax Consequences" on pages 73-74 and substitute the following:

           The following summary of certain anticipated state tax consequences with respect to the Investor Certificates is based on the advice of Tax Counsel as counsel to Greenwood. The summary is based upon currently applicable statutes, regulations and judicial and administrative rulings and decisions of certain states. There can be no assurance that the taxing authorities of such states will not take a contrary view, and no ruling therefrom has been or will be sought. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Investor Certificateholders. Except as set forth below, this discussion of state tax consequences assumes that the Investor Certificates will be treated as indebtedness of Greenwood for federal tax purposes.

           State tax consequences to each Investor Certificateholder will depend upon the provisions of the state tax laws to which the Investor Certificateholder is subject. Most states modify or adjust the taxpayer's federal taxable income to arrive at the amount of income potentially subject to state tax. Resident individuals usually pay state tax on 100% of such state-modified income, while corporations and other taxpayers generally pay state tax only on that portion of state-modified income assigned to the taxing state under the state's own apportionment and allocation rules. Because each state's tax laws vary, it is impossible to predict the tax consequences to the Investor Certificateholders in all of the state taxing jurisdictions in which they are already subject to tax.

           Delaware is the location of Greenwood's headquarters, where Greenwood originates and owns the Accounts and services the Receivables pursuant to the Pooling and Servicing Agreement. Tax Counsel has advised Greenwood that, in their opinion, although the matter is not free from doubt, the Investor Certificates are treated as indebtedness of Greenwood for purposes of the Delaware income tax. Accordingly, although the matter is not free from doubt, if the Investor Certificates are treated as indebtedness of Greenwood in Delaware, Investor Certificateholders not otherwise subject to taxation in Delaware will not become subject to the Delaware income tax solely because of their ownership of the Investor Certificates.

           Generally, an Investor Certificateholder is required to pay, in states in which such an Investor Certificateholder already is subject to state tax, additional state tax as a result of interest earned on such Investor Certificateholder's investment in the Investor Certificates. Moreover, a state could claim that the Trust has undertaken activities therein and is subject to taxation by that state. Were any state to make and sustain that claim, the treatment of the Investor Certificates for purposes of such state's tax laws would be determined thereunder, and there can be no assurance that the Investor Certificates would be treated as indebtedness of Greenwood for purposes of such state taxation.

           If such Investor Certificates were treated as interests in a partnership or a corporation, the state tax consequences to the Investor Certificateholders could be materially different, especially in states which may be considered to have a business connection with the Receivables. See "Certain Federal Income Tax Consequences -- Possible Characterization of the Investor Certificates."

           THE FOREGOING DESCRIPTION OF THE POTENTIAL STATE TAX CONSEQUENCES IS INCOMPLETE. INVESTOR CERTIFICATEHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE FOREGOING MATTERS TO THEM.

13.  ERISA CONSIDERATIONS

     Delete the third, fourth and fifth paragraphs on page 75 and substitute the following:

           If the Investor Certificates were deemed to be an extension of credit for ERISA purposes, the purchase of the Investor Certificates by a Plan with respect to which Greenwood or one of its affiliates is a "party in interest" or "disqualified person" might be considered a prohibited extension of credit under Section 406 of ERISA and Section 4975 of the Code unless an exemption is applicable. There are at least four prohibited transaction class exemptions issued by the DOL that might apply, depending in part on who decided to acquire the Investor Certificates for the Plan: DOL Prohibited Transaction Exemption ("PTE") 84-14 (Class Exemption for Plan Asset Transactions determined by Independent Qualified Professional Asset Managers); PTE 91-38 (Class Exemption for Certain Transactions Involving Bank Collective Investment Funds); PTE 90-1 (Class Exemption for Certain Transactions Involving Insurance Company Pooled Separate Accounts); and PTE 96-23 (Class Exemption for Plan Asset Transactions Determined by In-House Asset Managers).

           Moreover, whether the Investor Certificates are debt or equity for ERISA purposes, a possible violation of the prohibited transaction rules could occur if the Investor Certificates were purchased during the offering with assets of a Plan if Greenwood, the Trustee, any Underwriter or any of their affiliates were a fiduciary with respect to such Plan. Under ERISA and the Code, a person is a "fiduciary" with respect to a Plan to the extent (i) he or she exercises any discretionary authority or discretionary control respecting management of such Plan or exercises any authority or control respecting management or disposition of its assets,
      (ii) he or she renders investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of such Plan, or has any authority or responsibility to do so or (iii) he or she has any discretionary authority or discretionary responsibility in the administration of such Plan. Accordingly, the fiduciaries of any Plan should not purchase the Investor Certificates during the offering with assets of any Plan if Greenwood, the Trustee, the Underwriters or any of their affiliates is a fiduciary with respect to the Plan.

           In light of the foregoing, fiduciaries of Plans considering the purchase of the Investor Certificates should consult their own tax or other appropriate counsel regarding the application of ERISA and the Code to their purchase of the Investor Certificates.

           In particular, insurance companies considering the purchase of Investor Certificates should consult their own benefits counsel or other appropriate counsel with respect to the United States Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust & Savings Bank, 114 S. Ct. 517
      (1993) ("John Hancock"), DOL PTE 95-60 (Class Exemption for Certain Transactions Involving Insurance Company General Accounts) and Section 401(c) of ERISA. In John Hancock, the Supreme Court held that the assets held in an insurance company's general account may be deemed to be "plan assets" under certain circumstances. Subject to numerous conditions and limitations, PTE 95-60 effectively reverses this portion of the holding in John Hancock. Section 401(c) of ERISA was added by the Small Business Job Protection Act of 1996 and requires the Secretary of Labor to issue final regulations by December 31, 1997 which are to provide guidance for the purpose of determining, in cases where an insurer issues one or more policies (supported by the assets of the insurer's general account) to or for the benefit of an employee benefit plan, which assets of such insurer (other than assets held in a separate account) constitute "plan assets" for the purposes of the fiduciary responsibility provisions of ERISA and
      Section 4975 of the Code. Such regulations shall only apply with respect to policies which are issued by an insurer on or before December 31, 1998, to or for the benefit of an employee benefit plan which is supported by the assets of such insurer's general account. With respect to policies issued on or before December 31, 1998, such regulations shall take effect at the end of the 18-month period following the date on which such regulations become final. Section 401(c) of ERISA also provides that no person will be subject to liability under Section 4975 of the Code and the fiduciary responsibility provisions of ERISA on the basis of a claim that the assets of an insurer (other than assets held in a separate account) are "plan assets," for conduct occurring before the date which is 18 months following the date the final regulations become final. On December 22, 1997, the DOL issued proposed regulations under
      Section 401(c) of ERISA.  29 CFR 2550.401c-1.

           Accordingly, investors should analyze whether John Hancock, PTE 95-60, Section 401(c) of ERISA and any regulations issued pursuant to
      Section 401(c) of ERISA may have an impact with respect to their purchase of Investor Certificates.

14.  AVAILABLE INFORMATION

     Delete the text under the heading "Available Information" on page 76 of the Prospectus and substitute the following:

           The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, Greenwood, on behalf of the Trust, will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports filed by Greenwood on behalf of the Trust are available for inspection without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such reports and other documents may also be obtained from the web site that the Commission maintains at http://ww.sec.gov.

15.  GLOSSARY OF TERMS

     a. Delete the definition of "Charged-Off Amount" on page 81 of the Prospectus and substitute the following:

           "Charged-Off Amount" will mean, with respect to any Trust Distribution Date, the aggregate amount of Receivables in Accounts that become Charged-Off Accounts in the related Due Period, less (i) the cumulative, uncollected amount previously billed by the Servicers to Accounts that became Charged-Off Accounts during the related Due Period with respect to finance charges, cash advance fees, annual membership fees, fees for transactions that exceed the credit limit on the Account, late payment charges and any other type of charges that the Servicer has designated as "Finance Charge Receivables" with respect to Accounts that are not Charged-Off Accounts and (ii) the full amount of any such Receivables that have been repurchased by Greenwood on behalf of the Holder of the Seller Certificate.

     b. Add the definition "Class Investment Income" on page 83 of the
Prospectus:

           "Class Investment Income" will not apply with respect to the Series offered hereby. With respect to other series issued by the Trust, Class Investment Income will mean, with respect to any Class, income from the investment of funds on deposit in the Series Principal Funding Account for the benefit of such Class less Excess Income.

     c. Add the definition of "Early Accumulation Period" on page 86 of
Prospectus:

           "Early Accumulation Period" will not apply with respect to the Series offered hereby. With respect to the other series issued by the Trust, the Early Accumulation Period, if applicable, will have the meaning set forth in the applicable Series Supplement.

     d. Delete the definition of "Economic Early Amortization Event" on page 86 of the prospectus and substitute the following:

           "Economic Early Amortization Event" will mean the event specified in subparagraph (i) in "Description of the Investor Certificates -- Amortization Events."

     e. Delete the definition of "Finance Charge Receivables" on page 87 of the Prospectus and substitute the following:

           "Finance Charge Receivables" with respect to any Account for any Due Period, will mean the net amount billed by the Servicer during such Due Period as periodic finance charges on such Account and cash advance fees, annual membership fees, fees for transactions that exceed the credit limit on such Account, late payment charges billed during such Due Period to such Account and any other charges that the Servicer may designate as "Finance Charge Receivables" from time to time (provided that the Servicer shall not designate amounts owing for the payment of goods and services or cash advances as "Finance Charge Receivables"), less, in the event that such Account becomes a Charged-Off Account during such Due Period, the cumulative, uncollected amount previously billed by the Servicer to such Account as periodic finance charges, cash advance fees, annual membership fees, if any, fees for transactions that exceed the credit limit on such Account, late payment charges and any other type of charges that the Servicer has designated as "Finance Charge Receivables" with respect to Accounts that are not Charged-Off Accounts; provided, however, that in the event any Account that is included in the Accounts as of the Cut-Off Date is not selected before the beginning of the Due Period preceding the Due Period related to the first Trust Distribution Date, the Servicer may utilize a reasonable method of estimation to determine the amount of the Finance Charge Receivables with respect to such Account for the period beginning on the first day of such preceding Due Period and ending on the date on which such Account is selected.

     f. Delete the definition of "Receivable" on page 92 of the Prospectus and substitute the following:

           "Receivable" will mean any amounts owing by the Obligor under an Account from time to time, including, without limitation, amounts owing for the payment of goods and services, cash advances, finance charges and other charges, if any. A Receivable will be deemed to have been created at the end of the day on the Date of Processing of such Receivable. A Receivable will not include any amount owing under a Charged-Off Account or an Account the Receivables in which have been repurchased pursuant to the Pooling and Servicing Agreement. Reference to a "receivable" will include any amount owing by an Obligor under a Charged-Off Account or an Account in which the Receivables have been repurchased pursuant to the Pooling and Servicing Agreement.

     g. Delete the definition of "Recovered Amounts" on page 92 of the Prospectus and substitute the following:

           "Recovered Amounts" will mean all amounts received with respect to receivables that have previously been charged-off as uncollectible, including without limitation all proceeds from sales of such receivables by the Trust to third parties pursuant to the Pooling and Servicing Agreement.

     h. Delete the definition of "Series Available Principal Amount" on page 94 of the prospectus and replace with the following:

           "Series Available Principal Amount" will mean, for any Distribution Date, if a Group Principal Allocation Event has occurred, for each series that is a member of Group One that is in its Controlled Liquidation Period or Accumulation Period, as applicable, an amount calculated as follows: for each such series, seriatim, beginning with the series with the largest Series Investor Interest for such Distribution Date (and if more than one series has the same Series Investor Interest on such Distribution Date, beginning with whichever of such series has the longest time remaining in its Controlled Liquidation Period or Accumulation Period, as applicable (assuming that no Amortization Event or Early Accumulation Event occurs with respect to such series)), an amount equal to (x) the Group Available Principal Amount less (y) the Series Required Principal Amount less the amount of such series' Controlled Liquidation Amount or Controlled Accumulation Amount, as applicable, that was funded on such Distribution Date (including any portion of such amount that was funded by amounts withdrawn from the applicable Group

      Principal Collections Reallocation Account pursuant to the provisions of the Series Supplement with respect to such series). For purposes of calculating the Series Available Principal Amount for each other such series, the Group Available Principal Amount shall be reduced by the Series Available Principal Amount for the prior series for which the Series Available Principal Amount was calculated.


16.  GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES (ANNEX 1)

     a. Delete the last sentence under the subheading "Exemption for non-U.S. Holders (Form W-8)" on page 101 and substitute the following:

           If the beneficial owner becomes a United States citizen or resident during the period to which the statement relates, or certain other changes in circumstances occur, such change must be communicated to the appropriate party within 30 days thereof. Form W-8 is generally effective for three calendar years, but a new certificate may be required to be filed by the recipient each time a payment is made.

     b. Delete the first and second paragraphs under the subheading "U.S. Federal Income Tax Reporting Procedure" on page 101 and substitute the following:

           The Certificate Owner of a Global Security or, in the case of a Form 1001 or a Form 4224 filer, his or her agent, files by submitting the appropriate form to the person through whom the Certificate Owner holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency) an Investor Certificate.

           Treasury Regulations issued on October 14, 1997, which will be applicable to payments made after 1999 (with certain transition rules), provide for the unification and simplification of certain current certification procedures. Under these regulations, a Form W-8 will replace Forms 1001 and 4224 and become the only form necessary to obtain a withholding exemption or reduction for non-U.S. Holders. Further, pursuant to these new regulations, special rules permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. Although a beneficial owner will still be required to submit a Form W-8 to such an intermediary, such intermediary generally will not be required to forward the Form W-8 received from such beneficial owner to the withholding agent. Both U.S. Holders and non-U.S. Holders are urged to consult their own tax advisors with respect to these new regulations.

           The term "U.S. Holder" means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state, (iii) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust (or, under certain circumstances, a trust the income of which is subject to United States federal income taxation regardless of its source).

                                                                         ANNEX A

                                  OTHER SERIES

     The table below sets forth the principal characteristics of the Class A and Class B Credit Card Pass-Through Certificates of Series 1993-1, Series 1993-3, Series 1994-2, Series 1994-3, Series 1994-A, Series 1995-1, Series
1995-2, Series 1995-3, Series 1996-1, Series 1996-2, Series 1996-3, Series
1996-4, Series 1996-5, Series 1997-1, Series 1997-2, Series 1997-3, Series
1997-4, Series 1998-1, Series 1998-2, 1998-3 and 1998-4 the only series heretofore issued by the Trust and currently outstanding. For more specific information with respect to any series, any prospective investor should contact the Servicer at (813) 288-3418. The Servicer will provide, without charge, to any prospective purchaser of the Investor Certificates, a copy of the Prospectus, Prospectus Supplement, if applicable, and Series Supplement (without exhibits) for any publicly-issued series

1. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1993-1

Group........................................................................One
Class A Initial Investor Interest ..................................$750,000,000
Class B Initial Investor Interest....................................$47,873,000
Class A Certificate Rate ..........................................Floating Rate
Class B Certificate Rate ........................................5.30% per annum
Type .....................................................Controlled Liquidation
Class A Controlled Liquidation Period ...................Commencing May 15, 1998
Class B Controlled Liquidation Payment .............................May 17, 1999
Initial Credit Enhancement ..........................................$35,904,285
Series Closing Date ............................................October 27, 1993
Series Termination Date ........................................October 16, 2001


     Series 1993-1 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

2. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1993-3

Group........................................................................One
Class A Initial Investor Interest ..................................$350,000,000
Class B Initial Investor Interest ...................................$16,493,000
Class A Certificate Rate ........................................6.20% per annum
Class B Certificate Rate ........................................6.45% per annum
Type ............................................................Bullet Maturity
Class A Expected Final Payment ................................November 17, 2003
Class B Expected  Final Payment ...............................December 15, 2003
Initial Credit Enhancement ..........................................$14,659,720
Series Closing Date ...........................................November 23, 1993

              Series Termination Date                 May 16, 2006


     Series 1993-3 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

3. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1994-2

Group .......................................................................One
Class A Initial Investor Interest ..................................$850,000,000
Class B Initial Investor Interest ...................................$44,737,000
Class A Certificate Rate ..........................................Floating Rate
Class B Certificate Rate ........................................8.05% per annum
Type .....................................................Controlled Liquidation
Class A Controlled Liquidation Period ..................Commencing  May 15, 2001
Class B Controlled Liquidation Payment .............................May 15, 2002
Initial Credit Enhancement ..........................................$44,736,850
Series Closing Date ............................................October 14, 1994
Series Termination Date ........................................October 16, 2004


     Series 1994-2 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

4. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1994-3

Group........................................................................One
Class A Initial Investor Interest ..................................$750,000,000
Class B Initial Investor Interest ...................................$39,474,000
Class A Certificate Rate ..........................................Floating Rate
Class B Certificate Rate ........................................7.75% per annum
Type ............................................................Bullet Maturity
Class A Expected Final Payment .................................October 15, 1999
Class B Expected  Final Payment ................................October 15, 1999
Initial Credit Enhancement ..........................................$39,473,700
Series Closing Date ............................................October 20, 1994
Series Termination Date ..........................................April 16, 2002


     Series 1994-3 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

5.  CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1994-A

Group........................................................................Two
Class Investor Interest ..........................................$2,550,000,000
Class Certificate Rate ............................................Floating Rate
Type .....................................................Controlled Liquidation
Credit Enhancement .................................................$204,000,000

Series Closing Date ...........................................December 20, 1994
Series Termination Date ............................................May 16, 2002


     Series 1994-A provides for reallocation of Collections to other series in Group Two to the extent provided in the Series Supplements relating to such other series.

6. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1995-1

Group .......................................................................One
Class A Initial Investor Interest ..................................$600,000,000
Class B Initial Investor Interest ...................................$31,579,000
Class A Certificate Rate ..........................................Floating Rate
Class B Certificate Rate ..........................................Floating Rate
Type ............................................................Bullet Maturity
Class A Expected Final Payment...................................August 16, 2004
Class B Expected Final Payment ...............................September 15, 2004
Initial Credit Enhancement...........................................$37,894,740
Series Closing Date...............................................April 19, 1995
Series Termination Date........................................February 16, 2007


     Series 1995-1 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

7. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1995-2

Group........................................................................One
Class A Initial Investor Interest ..................................$500,000,000
Class B Initial Investor Interest ...................................$26,316,000
Class A Certificate Rate ..................................................6.55%
Class B Certificate Rate ..................................................6.75%
Type ............................................................Bullet Maturity
Class A Expected Final Payment Date .............................August 15, 2000
Class B Expected Final Payment Date ..........................September 15, 2000
Initial Credit Enhancement ..........................................$15,789,480
Series Closing Date ..............................................August 1, 1995
Series Termination Date .......................................February 18, 2003


     Series 1995-2 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

8. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1995-3

Group........................................................................One
Class A Initial Investor Interest ..................................$500,000,000
Class B Initial Investor Interest ...................................$26,316,000
Class A Certificate Rate ..........................................Floating Rate

Class B Certificate Rate.........................................Floating Rate
Type...........................................................Bullet Maturity
Class A Expected Final Payment Date.........................September 16, 2002
Class B Expected Final Payment Date...........................October 15, 2002
Initial Credit Enhancement.........................................$31,578,960
Series Closing Date.........................................September 28, 1995
Series Termination Date.........................................March 16, 2005


     Series 1995-3 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

9. CLASS AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1996-1

Group......................................................................One
Class A Initial Investor Interest...............................$1,000,000,000
Class B Initial Investor Interest..................................$52,632,000
Class A Certificate Rate.........................................Floating Rate
Class B Certificate Rate.........................................Floating Rate
Type...........................................................Bullet Maturity
Class A Expected Final Payment Date...........................January 15, 2001
Class B Expected Final Payment Date..........................February 15, 2001
Initial Credit Enhancement.........................................$57,894,760
Series Closing Date...........................................January 18, 1996
Series Termination Date..........................................July 16, 2003


     Series 1996-1 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

10. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1996-2

Group......................................................................One
Class A Initial Investor Interest.................................$900,000,000
Class B Initial Investor Interest..................................$47,369,000
Class A Certificate Rate.........................................Floating Rate
Class B Certificate Rate.........................................Floating Rate
Type...........................................................Bullet Maturity
Class A Expected Final Payment Date...........................January 15, 2003
Class B Expected Final Payment Date..........................February 17, 2003
Initial Credit Enhancement.........................................$56,842,140
Series Closing Date............................................January 29,1996
Series Termination Date..........................................July 18, 2005

     Series 1996-2 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

11. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1996-3

Group......................................................................One
Class A Initial Investor Interest.................................$600,000,000
Class B Initial Investor Interest..................................$31,579,000
Class A Certificate Rate.................................................6.05%
Class B Certificate Rate.................................................6.25%
Type...........................................................Bullet Maturity
Class A Expected Final Payment Date..........................February 15, 2006
Class B Expected Final Payment Date.............................March 15, 2006
Initial Credit Enhancement.........................................$18,947,370
Series Closing Date..........................................February 21, 1996
Series Termination Date........................................August 18, 2008


     Series 1996-3 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

12. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1996-4

Group......................................................................One
Class A Initial Investor Interest...............................$1,000,000,000
Class B Initial Investor Interest..................................$52,632,000
Class A Certificate Rate.........................................Floating Rate
Class B Certificate Rate.........................................Floating Rate
Type...........................................................Bullet Maturity
Class A Expected Final Payment Date.............................April 15, 2011
Class B Expected Final Payment Date...............................May 16, 2011
Initial Credit Enhancement.........................................$63,157,920
Series Closing Date.............................................April 30, 1996
Series Termination Date.......................................October 16, 2013


     Series 1996-4 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

13. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1996-5

Group......................................................................One
Class A Initial Investor Interest..............$819,188,676 (DM 1,250,000,000)
Class B Initial Investor Interest..................................$43,116,000
Class A Certificate Rate.........................................Floating Rate
Class B Certificate Rate.........................................Floating Rate
Type...........................................................Bullet Maturity
Class A Expected Final Payment Date..............................July 19, 1999
Class B Expected Final Payment Date............................August 18, 1999
Initial Credit Enhancement.........................................$47,426,758

Series Closing Date..............................................July 24, 1996
Series Termination Date.......................................January 18, 2002


     Series 1996-5 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

14. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1997-1

Group.......................................................................One
Class A Initial Investor Interest..................................$750,000,000
Class B Initial Investor Interest...................................$39,474,000
Class A Certificate Rate..........................................Floating Rate
Class B Certificate Rate..........................................Floating Rate
Type............................................................Bullet Maturity
Class A Expected Final Payment Date.............................August 15, 2002
Class B Expected Final Payment Date..........................September 16, 2002
Initial Credit Enhancement..........................................$59,210,550
Series Closing Date.............................................August 26, 1997
Series Termination Date.......................................February 16, 2005


     Series 1997-1 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.


15. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1997-2

Group.......................................................................One
Class A Initial Investor Interest..................................$500,000,000
Class B Initial Investor Interest...................................$26,316,000
Class A Certificate Rate.................................................6.792%
Class B Certificate Rate..........................................Floating Rate
Type.....................................................Controlled Liquidation
Class A Expected Final Payment Date............................October 15, 2007
Class B Expected Final Payment Date...........................November 15, 2007
Initial Credit Enhancement..........................................$21,052,640
Series Closing Date............................................October 15, 1997
Series Termination Date..........................................April 16, 2010


     Series 1997-2 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

16. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1997-3

Group.......................................................................One
Class A Initial Investor Interest..................................$650,000,000
Class B Initial Investor Interest..................................$ 34,211,000
Class A Certificate Rate..........................................Floating Rate

Class B Certificate Rate.........................................Floating Rate
Type...........................................................Bullet Maturity
Class A Expected Final Payment Date...........................October 15, 2004
Class B Expected Final Payment Date..........................November 15, 2004
Initial Credit Enhancement.........................................$51,315,825
Series Closing Date...........................................October 23, 1997
Series Termination Date.........................................April 17, 2007


     Series 1997-3 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

17. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1997-4

Group......................................................................One
Class A Initial Investor Interest.................................$750,000,000
Class B Initial Investor Interest.................................$ 39,474,000
Class A Certificate Rate.........................................Floating Rate
Class B Certificate Rate.........................................Floating Rate
Type...........................................................Bullet Maturity
Class A Expected Final Payment Date...........................October 15, 2000
Class B Expected Final Payment Date..........................November 15, 2000
Initial Credit Enhancement........................................$ 59,210,550
Series Closing Date...........................................October 31, 1997
Series Termination Date.........................................April 16, 2003


     Series 1997-4 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

18. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1998-1

Group......................................................................One
Class A Initial Investor Interest.................................$350,000,000
Class B Initial Investor Interest..................................$18,422,000
Class A Certificate Rate.........................................Floating Rate
Class B Certificate Rate.........................................Floating Rate
Type...........................................................Bullet Maturity
Class A Expected Final Payment Date..........................February 15, 2001
Class B Expected Final Payment Date.............................March 15, 2001
Initial Credit Enhancement.........................................$27,631,650
Series Closing Date...........................................January 14, 1998
Series Termination Date........................................August 18, 2003


     Series 1998-1 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

19. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1998-2


Group.....................................................................One
Class A Initial Investor Interest ...............................$500,000,000
Class B Initial Investor Interest ................................$26,316,000
Class A Certificate Rate ...............................................5.80%
Class B Certificate Rate ...............................................5.95%
Type .........................................................Bullet Maturity
Class A Expected Final Payment Date ...........................March 15, 2001
Class B Expected Final Payment Date ...........................April 15, 2001
Initial Credit Enhancement .......................................$21,052,640
Series Closing Date ............................................March 4, 1998
Series Termination Date ...................................September 16, 2003


     Series 1998-2 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

20. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1998-3


Group ....................................................................One
Class A Initial Investor Interest ................................750,000,000
Class B Initial Investor Interest ................................$39,474,000
Class A Certificate Rate .......................................Floating Rate
Class B Certificate Rate .......................................Floating Rate
Type .........................................................Bullet Maturity
Class A Expected Final Payment Date ...........................March 15, 2003
Class B Expected Final Payment Date ...........................April 15, 2003
Initial Credit Enhancement .......................................$59,210,550
Series Closing Date ...........................................March 25, 1998
Series Termination Date ...................................September 16, 2005


     Series 1998-3 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.

21. CLASS A AND CLASS B CREDIT CARD PASS-THROUGH CERTIFICATES, SERIES 1998-4


Group ....................................................................One
Class A Initial Investor Interest ...............................$500,000,000
Class B Initial Investor Interest ................................$26,316,000
Class A Certificate Rate ...............................................5.75%
Class B Certificate Rate ...............................................5.90%
Type .........................................................Bullet Maturity
Class A  Expected Final Payment Date ..........................April 15, 2001
Class B  Expected Final Payment Date ............................May 15, 2001
Initial Credit Enhancement........................................$21,052,640

Series Closing Date .............................................April 9, 1998
Series Termination Date .....................................October 16,  2003


     Series 1998-4 provides for reallocation of Collections to other series in Group One to the extent provided in the Series Supplements relating to such other series.



                                       9